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                                                                      Exhibit 99

                    [MARRIOTT INTERNATIONAL, INC. LETTERHEAD]

                                                           FOR IMMEDIATE RELEASE

CONTACT:
Tom Marder
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT INTERNATIONAL, INC. REPURCHASES FOR CASH 85% OF AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF ITS ZERO COUPON SENIOR CONVERTIBLE NOTES AT A COST OF APPROXIMATELY $347 MILLION

WASHINGTON, DC - May 10, 2002 - Marriott International, Inc. (NYSE: MAR) announced today that it repurchased for cash approximately $400 million aggregate principal amount at maturity of its Liquid Yield Option Notes due 2021 (Zero Coupon--Senior) (the "Notes") that were validly tendered and not withdrawn as of the close of business on Wednesday, May 8, 2002, in accordance with the terms of the indenture governing the Notes. Each Note was purchased at its accreted value of $867.42 per $1,000 principal amount at maturity for an aggregate purchase price of approximately $347 million. Approximately $70 million aggregate principal amount at maturity of the Notes remain outstanding.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR), a leading worldwide hospitality company celebrating its 75th Anniversary in 2002, has nearly 2,600 operating units in the United States and 64 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Ramada International brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club International, Horizons, The Ritz-Carlton Club and Marriott Grand Residence Club brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. Other Marriott businesses include senior living communities and services, and wholesale food distribution. The company is headquartered in Washington, D.C., and has approximately 142,500 employees. In fiscal year 2001, Marriott International reported systemwide sales of $20 billion. For more information or reservations, please visit our web site at www.marriott.com.